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                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent

       We consent to the reference to our firm under the caption "Summary Historical Financial Information", "Selected Consolidated Financial Data", "Unaudited Pro Forma Consolidated Financial Data" and "Experts" and to the use of our reports dated October 23, 2002, in the Registration Statement (Amendment No. 2 to Form S-4) of FastenTech, Inc. We also consent to the use in this Registration Statement of our report, dated January 13, 2000, relating to the combined financial statements of TRW Nelson Stud Welding.

       We have audited the consolidated financial statements of FastenTech, Inc. as of September 30, 2001 and 2002 and for each of the three years in the period ended September 30, 2002, and have issued our report thereon dated October 23, 2002 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this scheduled based on our audits.

       In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                 /s/ Ernst & Young LLP

Minneapolis, Minnesota
October 28, 2003